FIRST AMENDMENT TO THE
DISTRIBUTION AGREEMENT

    THIS FIRST AMENDMENT dated as of April 28, 2011, to the Distribution Agreement, dated as of August 10, 2010 (the "Agreement"), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the "Trust") on behalf of its series, the Performance Trust Funds (the "Funds") and QUASAR DISTRIBUTORS, LLC, (the “Distributor”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Distributor desire to amend the Agreement to add an additional series; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS            QUASAR DISTRIBUTORS, LLC

By: /s/ Joseph Neuberger                                                                                             By: /s/ James R. Schoenike

Printed Name: Joseph Neuberger                                                                                Printed Name: James R. Schoenike

Title: Chairman                                                                                   Title: President

Amended Exhibit A to the Distribution Agreement

Separate Series of Trust for Professional Managers

Name of Series
Performance Trust Total Return Bond Fund
Performance Trust Municipal Bond Fund